Exhibit 6

Annex II

Extract of minutes of a meeting of the Board of Directors of HSBC Holdings plc held on Friday 30 January 2015.

5.1.2	Renewal of US shelf registration

Iain Mackay presented the US shelf registration statement on Form F-3 for filing with the Securities and Exchange Commission (“SEC”), established to facilitate the issuance of certain listed securities in the US markets, which is due for renewal in March 2015.

IT WAS RESOLVED

THAT the Company should renew the HSBC Holdings plc US Shelf Registration Statement (the “US Shelf Registration Statement”) for the issue of senior debt, subordinated debt, contingent convertible securities, and US dollar preference shares (the “preference shares”) (including American Depositary Shares representing such preference shares) by means of filing with the Securities and Exchange Commission a registration statement on Form F-3.

THAT subject to the completion of the due diligence process to update the US Shelf Registration Statement the Directors be authorised to sign it on behalf of the Company.

THAT:

(i)	the Chairman’s Committee (in substitution to any other Committee of the Board which may be in existence with responsibility for the operation of the issue of securities under the US Shelf Registration Statement), (the “Committee”) be delegated full power, authority and discretion to act on behalf of the Company in connection with the US Shelf Registration Statement, including (without limitation) in connection with any documentation relating to the renewal of the US Shelf Registration Statement, any further renewals of the US Shelf Registration Statement, any amendment of, or supplement to, the US Shelf Registration Statement (including any post-effective amendments, including to register additional types of securities), any announcements in connection with the US Shelf Registration Statement (as renewed, amended or supplemented), and any issue to be made under the US Shelf Registration Statement (as renewed, amended or supplemented), including the issue of the Company’s ordinary shares pursuant to the conversion of any issued contingent convertible securities under the terms thereof; and

(ii)	without limiting the generality of the foregoing paragraph (i) of this Resolution, authority be and is hereby delegated:

(a)	to the Committee and/or any Authorised Person (defined as any Executive Director, Group Managing Director, Group General Manager, Group Company Secretary, Group Treasurer or other senior executive nominated by any Executive Director to:

(x)	from time to time renew, amend or supplement the US Shelf Registration Statement (including, without limitation, by means of filing any post-effective amendments to the US Shelf Registration Statement) or file or issue any announcements in connection with the US Shelf Registration Statement, including (without limitation) by entering into or authorising the issue of new documents or amending or supplementing existing documents;

(y)	approve any terms and documentation and to do all other acts or things which the Committee or Authorised Person considers necessary or desirable in connection with the US Shelf Registration Statement (as renewed, amended or supplemented), including (without limitation) the Detailed Powers specified below; and

(b)	to the Committee to delegate to any person approved by the Committee all or any of the Committee’s powers under sub-paragraphs (ii)(a)(x) and (y) of this Resolution within such parameters, if any, as the Committee shall, in its discretion, determine and, in connection with such a delegation, to appoint such delegate the attorney of the Company.

For the purposes of this Resolution the “Detailed Powers” referred to above are the powers to:

(aa) in the name and on behalf of the Company, approve and authorise the preparation, entry into, execution, amendment, delivery and issue of any and all such notes, bonds, contracts, deeds, guarantees, indentures, agreements, certificates, final terms, issuer free writing prospectuses, documents, powers of attorney and other instruments, and any and all announcements, prospectuses, prospectus supplements, offering circulars, placement memoranda, listing particulars, amendments or supplements to the US Shelf Registration Statement or similar documents in connection with the US Shelf Registration Statement (as renewed, amended or supplemented);

(bb) appoint third parties and/or affiliates of the Company to act as issuing and paying agents, fiscal agents, calculation agents, agents for service of process, trustees, underwriters, placement agents or dealers, listing agents, depositaries, registrars, authorised representatives or in any other capacity in connection with the US Shelf Registration Statement (as renewed, amended or supplemented);

(cc) authorise the affixing of the Company’s seal to any document and to authorise the execution of any document as a deed (including any power of attorney) in connection with the US Shelf Registration Statement (as renewed, amended or supplemented); and the Board itself hereby authorises the affixing of the Company’s seal to any document the affixing of the Company’s seal to which, or the execution as a deed of which, is so authorised by the Committee or an Authorised Person;

(dd) authorise any person to do such acts and things (including the execution of any document on behalf of the Company) in connection with the US Shelf Registration Statement (as renewed, amended or supplemented) as may be specified by the Committee (or such Authorised Person, as the case may be);

(ee) cause to be made all applications, consents, notices, qualifications, filings and reports with all US, UK or other stock exchanges, listing authorities, governmental authorities, regulatory and self-regulatory authorities or similar authorities in connection with the US Shelf Registration Statement (as renewed, amended or supplemented); and

(ff) take such other steps as the Committee (or such Authorised Person, as the case may be) may consider desirable in connection with the US Shelf Registration Statement.

For the purposes of this Resolution, references to “in connection with the US Shelf Registration Statement” shall include (without limitation) references in connection with any renewal or amendment of, or supplement to, the US Shelf Registration Statement and any issue under the US Shelf Registration Statement (as renewed, amended or supplemented).

For the benefit of any person dealing with the Company, any determination or certificate by the Committee or by the Group Company Secretary or by the Deputy Group Company Secretary or by the Assistant Group Company Secretary as to whether or not:

(xx) any transaction is or is not an issue under the US Shelf Registration Statement (as renewed, amended or supplemented);

(yy) there has been delegated to any person pursuant to sub-paragraph (ii)(b) of the Resolution all or any of the Committee’s powers under sub-paragraphs (ii)(a)(x) and (y) of this Resolution, and, if so, whether or not that person is acting within the scope of the relevant delegation; and/or

(zz) any person is a senior executive nominated by the Group Chairman or Group Chief Executive for the purposes of sub-paragraph (ii)(a) of this Resolution shall be conclusive and any such person dealing with the Company shall be entitled to rely upon such determination or certificate.”

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